Exhibit 99.1

		News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Julie Rakes	Tatiana Stead
703.720.2455	703.720.2455	804.284.5800	703.720.2352

FOR IMMEDIATE RELEASE: January 16, 2014

Capital One Reports Fourth Quarter 2013 Net Income of $859 million,

or $1.45 per share

McLean, Va. (January 16, 2014) – Capital One Financial Corporation (NYSE: COF) today announced net income for the fourth quarter of 2013 of $859 million, or $1.45 per diluted common share, compared to the third quarter of 2013 with net income of $1.1 billion, or $1.86 per diluted common share, and up from the fourth quarter of 2012 with net income of $843 million, or $1.41 per diluted common share. Net income for the full year 2013 was $4.2 billion or $6.96 per diluted common share, compared with net income of $3.5 billion, or $6.16 per diluted common share, for 2012.

“Capital One delivered strong financial performance in 2013,” said Richard D. Fairbank, Chairman and CEO. “We remain focused on resilient growth, disciplined cost management, and returning capital to shareholders in 2014.”

All comparisons below are for the fourth quarter of 2013 compared with the third quarter of 2013 unless otherwise noted.

Fourth Quarter 2013 Income Highlights:

•	Total net revenue decreased 2 percent to $5.5 billion.

•	Total non-interest expense increased 4 percent to $3.3 billion.

•	Pre-provision earnings decreased 10 percent to $2.3 billion.

•	Provision for credit losses increased 13 percent to $957 million.

Capital One Fourth Quarter 2013 Earnings

Fourth Quarter 2013 Balance Sheet Highlights:

•	Tier 1 common ratio of 12.2 percent, down 50 basis points

•	Net interest margin of 6.73 percent, down 16 basis points

•	Domestic Card period-end loans increased $3.3 billion, or 5 percent, to $73.3 billion.

•	Commercial Banking period-end loans increased $2.6 billion, or 6 percent, to $45.0 billion.

•	Consumer Banking:

•	Automobile period-end loans increased $1.1 billion, or 3 percent, to $31.9 billion.

•	Home loans period-end loans decreased $1.5 billion, or 4 percent, to $35.3 billion, driven by expected run-off of acquired portfolios.

•	Average loans held for investment in the quarter increased $1.7 billion, or less than 1 percent, to $192.8 billion.

•	Domestic Card average loans increased $421 million, or less than 1 percent, to $70.4 billion.

•	Commercial Banking average loans increased $1.8 billion, or 4 percent, to $43.4 billion.

•	Consumer Banking:

•	Automobile average loans increased $1.3 billion, or 4 percent, to $31.4 billion.

•	Home loans average loans decreased by $1.9 billion, or 5 percent, to $36.0 billion, driven by expected run-off of acquired portfolios.

•	Period-end total deposits decreased $2.3 billion, or 1 percent, to $204.5 billion, while average deposits declined $2.6 billion, or 1 percent, to $205.7 billion.

•	Deposit interest rates declined 3 basis points to 0.63 percent.

Detailed segment information will be available in the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Earnings Conference Call Webcast Information

The company will hold an earnings conference call on January 16, 2014, at 5:00 PM, Eastern Standard Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us”, then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through January 30, 2014 at 5:00 PM.

Capital One Fourth Quarter 2013 Earnings

Forward Looking Statements

Certain statements in this release are forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2012.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N. A., had $204.5 billion in deposits and $297 billion in total assets as of December 31, 2013. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has more than 900 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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